                                                                    EXHIBIT 3.29

                           CERTIFICATE OF AMENDMENT
                      OF THE CERTIFICATE OF INCORPORATION
                                      OF
                              DHJ INDUSTRIES INC.

               UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW


WE, THE UNDERSIGNED, Milo A. Smith, sole director and Marc Levesque, being respectively President and Assistant Secretary of DHJ Industries Inc. hereby certify:

1.   The name of the corporation is DHJ Industries Inc.

2. The certificate of incorporation of said corporation was filed by the Department of State on the 5th day of June, 1951, under the name Dubin-Haskell-Jacobson, Inc.

3. (a) The certificate of incorporation is amended to change the name of the corporation to: Domtex Industries Inc.

     (b) To effect the foregoing, Article I relating to the name of the Corporation is amended to read as follows: the name of the Corporation is Domtex Industries Inc.

4. The amendment was authorized by the written consents dated May 10th, 1995 of the sole director and the sole shareholder of the corporation.



STATE OF NEW YORK   }
DEPARTMENT OF STATE }


I hereby certify that I have compared the annexed copy with the original documents filed by the Department of State and that the same is a correct transcript of said original.



          Witness my hand and seal of the Department of State on MAY 17 1995



                                                              Secretary of State